EXHIBIT 4.134

QUOTA PLEDGE AGREEMENT
Among
The Bank of New York Mellon
as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor
Agreement
Closure Systems International B.V.
and
Closure Systems International Holdings Inc.
as Grantors
and
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
as the Company

Dated as of
January 29, 2010

“The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.”

QUOTA PLEDGE AGREEMENT
     This Quota Pledge Agreement (“Agreement”) is made as of January 29, 2010, by and among:
     (a) Closure Systems International B.V., a company, duly organized and existing in accordance with the laws of the Netherlands, with its registered office at Teleportboulevard 140, 1043EJ Amsterdam, Netherlands, herein duly represented in accordance with its Charter Documents (together with its successors and permitted assignees, “CSI B.V.”);
     (b) Closure Systems International Holdings Inc., a company duly incorporated and existing under the laws of the State of Delaware, United States of America (“USA”) , with its head office at National Registered Agents, Inc, 160 Greentree Drive, Suite 101, Dover DE 19904 and principal place of business at 6641 West Broad Street, Richmond, VA, 23230, USA, herein duly represented in accordance with its Charter Documents (together with its successors and permitted assignees, “CSI Holdings” and together with CSI B.V., the “Grantors”);
     (c) The Bank of New York Mellon, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at, One Wall Street, New York, New York, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, “Collateral Agent”); and
     (d) Closure Systems International (Brazil) Sistemas de Vedação Ltda., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Barueri, State of São Paulo, at Alameda Araguaia, nº 1.819-1.889, Sítio Tamboré, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.074.885/0001-48 (the “Company”).
     WHEREAS, CSI B.V. is the legal owner of 24,833,565 (twenty four million, eight hundred and thirty three thousand, five hundred and sixty five) quotas representing R$24,833,565.00 (twenty four million, eight hundred and thirty three thousand, five hundred and sixty five reais) and being 100% (one hundred per cent) of the capital stock, less one quota, of the Company;
     WHEREAS, CSI Holdings is the legal owner of one (1) quota representing R$1.00 (one real) and being 0.000004% (zero point zero zero zero zero zero four per cent) of the capital stock of the Company; and
     WHEREAS, it is a requirement under the Credit Agreement (as defined below) that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Defined Terms.
     (a) Capitalized terms used and not otherwise defined in this Agreement are used herein and in any notice given under this Agreement with the same meanings ascribed to such terms in the First Lien Intercreditor Agreement. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
     (b) All references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting as representative of the Secured Parties.
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.
“Credit Agreement” means the Credit Agreement dated as of November 5, 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties ´ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.
“Lien” shall have the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” shall mean the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Senior Secured Note Indenture” means the indenture dated as of November 5, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
     2. Pledge; Grant of Security Interest.
          (a) In order to secure the full and prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Secured Obligations, which, for purposes of Article 1,424 of Brazilian Federal Law number 10,406 of January 10, 2002 (“Brazilian Civil Code”), are described in Schedule A hereto (and which the Grantors hereby acknowledge and recognize for all legal purposes), and all of the obligations of the Grantors hereunder, Grantors hereby pledge to the Collateral Agent, for the benefit of the Secured Parties, hereby represented by the Collateral Agent, pursuant to the provisions of Articles 1,431 et seq. of the Brazilian Civil Code, the following, whether now existing or hereafter acquired:

          (i) 24,833,565 (twenty four million, eight hundred and thirty three thousand, five hundred and sixty five) quotas, owned by the CSI B.V., as indicated in Schedule B hereto (as amended from time to time), representing on the date hereof the equivalent to R$24,833,565.00 (twenty four million, eight hundred and thirty three thousand, five hundred and sixty five reais) and being 100% (one hundred percent) of the capital stock of the Company less one quota (“CSI B.V. Quotas”);
          (ii) 1 (one) quota held by CSI Holdings, as indicated in Schedule B hereto (as amended from time to time), representing on the date hereof the equivalent to R$1.00 (one real) and the percentage of approximately 0.000004% (zero point zero zero zero zero zero four percent) of the capital stock of the Company (“CSI Holdings Quota”, and together with the CSI B.V. Quotas, the “Quotas”);
          (iii) all additional quotas or shares representing the capital stock of the Company which may from time to time be subscribed, purchased or acquired by any of the Grantors in any manner (including, but not limited to, any additional quotas acquired by consolidation, merger, exchange of stock, stock split, corporate reorganization or otherwise), whether or not in addition to, in substitution of, as a conversion of or in exchange for any quotas of the Company held by the Grantors, together with all options, warrants or rights of any nature whatsoever that may be issued or granted by the Company to the Grantors in respect of its interest in the Company, so as to pledge 100% of the quotas issued by the Company held by Grantors (“Additional Quotas” and, together with the Quotas, the “Pledged Quotas”); and
          (iv) all profits, income, cash, rights, distributions, interests on capital and all other amounts received, receivable or otherwise distributed to it upon any collection or exchange of any of the Pledged Quotas, and any property into which any of the Pledged Quotas is converted (including any deposits, securities or negotiable instruments, provided that if no Enforcement Event has occurred and is continuing, Grantors may freely distribute, use and dispose of any dividends, profits or interest on own capital (juros sobre capital próprio) generated by the Pledged Quotas).
          (b) Each of the Grantors shall keep the Pledged Quotas it holds as a depositary (fiel depositário), representing and accepting all the charges and liabilities in accordance with the terms hereof and with the applicable legislation, including those of Article 627 et. seq. of the Brazilian Civil Code, for the safeguarding and maintenance of the Pledged Quotas, for as long as this Agreement is in full force and effect.
     3. Registration of the Pledge of the Pledged Quotas.
          (a) The Grantors, at their expense, shall within 20 (twenty) days from the execution date hereof (i) cause the signature of the parties who have signed this Agreement outside Brazil to be notarized by a public notary and consularized at the nearest Brazilian consulate, (ii) cause this Agreement to be translated into Portuguese by a sworn translator (tradutor público juramentado), (iii) establish a first priority security interest over the Pledged

Quotas by effectively registering this Agreement or such amendment, as applicable, together with its sworn translation (tradução juramentada), with the relevant Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) in Brazil, pursuant to Article 130 of Federal Law nº 6,015/73 (Public Registry Act, as amended), and (iv) amend the articles of association of the Company in order to evidence the Lien created over the Pledged Quotas by amending the paragraph of section 6 thereof so that it reads substantially as follows: “the totality of the quotas held by Closure Systems International Holdings Inc. and by Closure Systems International B.V. are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and among Closure Systems International B.V., Closure Systems International Holdings Inc., Closure Systems International (Brazil) Sistemas de Vedação Ltda. and The Bank of New York Mellon on January 29, 2010", and present such amendment for filing with the Commercial Registry of São Paulo (Junta Comercial do Estado de São Paulo — JUCESP). The Grantors shall promptly furnish to the Collateral Agent evidence of the registrations mentioned in items “iii” and “iv” of this Section 3(a), in form and substance satisfactory to the Collateral Agent.
          (b) The Grantors shall promptly within 20 (twenty) days after any issuance, receipt or acquisition of any Additional Quotas (i) notify the Collateral Agent, of the issuance or acquisition of Additional Quotas, and (ii) obtain all registrations and approvals which are required under Brazilian law to perfect the Lien created by this Agreement and any Amendments hereof, as defined in Section 5(a), by taking, with respect to such Amendment, the actions provided for in Section 3(a) above (or any other action required to be taken pursuant to the then applicable laws, including the annotation of the Amendment at the margin of the registration mentioned in sub-item (iii) of Section 3(a) above pursuant to Article 128 of Law No. 6,015, of December 31, 1973). The Grantors shall promptly furnish to the Collateral Agent evidence of the registrations mentioned in items “i” and “ii” of this Section 3(b), in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations (whether described in this item (b) or in (a) above) shall be borne by the Grantors.
          (c) If the Quotas become, for any reason, represented by shares of the capital stock of the Company, the Grantors shall, together with the applicable formalities described in Section 3(a) above, (i) cause this Agreement to be filed at the Company’s head office; (ii) cause the Company to register the first lien pledge created under this Agreement in the Share Register Book of the Company, in accordance with Article 39 of Law No. 6,404 of December 15, 1976, as follows: “[•] shares issued by the Company, whether currently outstanding or to be issued in the future, owned by [•] and [•] shares issued by the Company, whether currently outstanding or to be issued in the future, owned by [•] have been pledged to The Bank of New York Mellon as a first priority lien, under the terms of the Quota Pledge Agreement dated [•], filed at the Company’s head office.”; and (iii) cause two (2) directors of the Company to duly sign such registration. The Grantors shall, promptly deliver to the Collateral Agent (or to whom they may designate) evidence of such registration.
Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantors fail to do so, whereupon the Grantors shall reimburse the Collateral Agent promptly of any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.
     4. Representations and Warranties. The Grantors represent and warrant to the Secured Parties as of the date hereof, and as of the date of any amendment hereof (with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date) and subject to the provisions of the Principal Finance Documents, that:
          (a) the representations and warranties made by the Grantors as Loan Parties in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.08 (Subsidiaries), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards the Grantors and this Agreement (or any amendment, as the case may be);
          (b) Schedule B hereto sets forth the number of quotas of the Company owned by the Grantors, as well as the corresponding amount in Reais of such quotas;
          (c) the powers of attorney granted by the Grantors pursuant to Section 9(b) of this Agreement have been duly and validly executed and delivered and give the Collateral Agent the rights and authority they purport to give.
     5. Grantor’s Obligation. Each Grantor covenants and agrees that:
          (a) if such Grantor shall acquire (by purchase or otherwise) any Additional Quotas at any time after the date hereof, such Grantor shall promptly (i) execute, and cause the Company to execute, an amendment to this Agreement and deliver such amendment to the Collateral Agent (each, after due execution by the Collateral Agent acting as agent of and for the benefit of the Secured Parties, an “Amendment”) in order to extend the Lien created hereunder to such Additional Quotas, and (ii) provide the required filings and register for the pledge of such Additional Quotas in accordance with the provisions of Section 3 hereof or take such other actions as may otherwise be required by applicable law to extend such Lien;
          (b) such Grantor shall not (unless permitted by the terms of the Principal Finance Documents), (i) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to any of the Pledged Quotas, or any interest therein, or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Quotas;
          (c) such Grantor shall, upon receipt of a notification of the Collateral Agent stating that an Enforcement Event has occurred and is continuing, comply (notwithstanding any notice or other communication to the contrary from any other Person) with all written instructions received from the Collateral Agent in connection with this Agreement;

          (d) if an Enforcement Event has occurred and is continuing, such Grantor shall, promptly upon request, provide the Collateral Agent all information and evidence it may request concerning the Pledged Quotas to enable the Collateral Agent (directly or through any of its respective permitted successors or assignees) to enforce the provisions of this Agreement;
          (e) if an Enforcement Event has occurred and is continuing, such Grantor shall not enter into any agreement that could reasonably be expected to restrict or inhibit the Secured Parties’ rights or ability to sell or otherwise dispose of the Pledged Quotas or any part thereof; and
          (f) at all times until the termination of this Agreement pursuant to Section 15 hereof, such Grantor shall, subject to the Agreed Security Principles, cause any third party which may, from time to time, subscribe quotas of the Company, to pledge such quotas in accordance with the terms and conditions of this Agreement so as to cause 100% (one hundred per cent) of the capital stock of the Company to remain pledged to Secured Parties.
     6. Additional Obligation. Subject to the Agreed Security Principles, the Grantors shall, from time to time, enter into any additional documents and instruments that are necessary to enable the Collateral Agent to protect the rights created hereby, in connection with the Pledged Quotas or with any part of them or to the exercise by the Collateral Agent of any right, power or authority granted herein. Furthermore, subject to the Agreed Security Principles, the Grantors shall protect the security interest of the Secured Parties in connection with the Pledged Quotas against claims and demands of any kind.
     7. Voting Rights after an Enforcement Event. If an Enforcement Event has occurred and is continuing, the Grantors shall not exercise any voting, consent and other rights in respect of the Pledged Quotas unless in accordance with the written instructions of the Collateral Agent (it being understood that, unless an Enforcement Event has occurred and is continuing, the Grantors shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of the Pledged Quotas or any part thereof for any purpose consistent with the terms of this Agreement and the other Principal Finance Documents).
     8. Registration of Votes. The Grantors shall cause the Company not to register or implement any vote of the Grantors that would violate or be inconsistent with any of the terms of this Agreement, or which would adversely affect the security interests created by this Agreement or the interests of the Secured Parties.

     9. Remedies.
          (a) Without prejudice to the foregoing provisions, if an Enforcement Event has occurred or is continuing (notwithstanding any notice or other communication to the contrary from any other Person), the Collateral Agent, or any of its respective agents, successors or assignees is hereby authorized and entitled to dispose of, collect, receive, appropriate and/or realize upon the Pledged Quotas (or any part thereof) and may forthwith sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Pledged Quotas or any part thereof at such price, in such order and upon such terms and conditions as it may deem appropriate, subject to applicable law, irrespective of any prior or subsequent notice to the Grantors or to the Company, in accordance with the provisions set forth in Article 1,433 Item IV of the Brazilian Civil Code. Any notice by the Collateral Agent that an Enforcement Event has occurred and is continuing or has ceased or has been waived shall be conclusive as against the Grantors and the Company and all other third parties (notwithstanding any notice or other communication to the contrary from any other Person).
          (b) In accordance with Articles 684 and 1,433 Item IV of the Brazilian Civil Code each of the Grantors by way of security irrevocably appoints the Collateral Agent and any receiver severally to be its attorney-in-fact and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for: (i) carrying out any obligation imposed on the Grantors by this Agreement or any other agreement binding on the Grantors to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Quotas); (ii) enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of its rights over the Pledged Quotas; and (iii) enabling any receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Grantors under this Section 9(b) and pursuant to any powers of attorney granted to give effect to this Section 9(b) if: (i) an Enforcement Event has occurred and is continuing; and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Secured Parties and/or the Grantors that the Grantors have failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties ´ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Grantors under this Section 9(b) and pursuant to any powers of attorney granted to give effect to this Section 9(b) unless and until it shall have been (x) instructed to do so by the Applicable Representative and (y) indemnified and/or secured and/or prefunded to its satisfaction.
     10. Application of Proceeds. Any funds received by the Collateral Agent or any of the Secured Parties through the exercise of remedies pursuant to Section 9(a) hereof shall be applied in accordance with the terms of the Intercreditor Arrangements.

     11. Amendments, etc. with Respect to the Secured Obligations. Subject to Section 15, the Grantors shall remain obligated hereunder, and the Pledged Quotas shall remain subject to the security interests granted hereby, at all times until termination of this Agreement, without limitation and without any reservation of rights against the Grantor or the Company, and without notice to or further assent by the Grantor or the Company, notwithstanding:
          (a) the termination of any demand for payment of any of the Secured Obligations by any of the Secured Parties in accordance with the terms of any other Loan Documents;
          (b) any renewal, extension, amendment, modification, refinancing, acceleration, compromise, waiver, surrender, or release, in whole or in part, or partial invalidity or unenforceability, of any Loan Documents;
          (c) any change in the time, manner, place, amount or currency of payment of the Secured Obligations;
          (d) any action (or failure to take any action) by the Secured Parties under or in respect of any Loan Documents in the exercise of any remedy, power or privilege contained therein or at law, equity or otherwise, or waiver of any remedy, power, privilege or extension of the time for performance of any obligation under any Loan Documents; and
          (e) the sale, exchange, waiver, surrender or release of any guaranty, right to setoff or other collateral security at any time held by the Collateral Agent in its name or for the benefit of the Secured Parties for the payment of the Secured Obligations.
     11.1 Upon request of the Collateral Agent (acting on the instructions of the Applicable Representative) or if any Additional Agreement is executed, the Grantors and the Company shall, at their expense, (i) amend Schedule A, in form and substance satisfactory to the Collateral Agent, so that the description of the Secured Obligations can be adjusted to reflect any changes in the terms and conditions thereof or the terms and conditions of any Additional Agreement; (ii) effectively register such amendment, within 20 (twenty) days of the execution date thereof, as required by Section 3 hereof and (iii) promptly after such registration, deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent acting on the instructions of the Applicable Representative.
     12. Profit Allocations and Events of Default. So long as no Enforcement Event has occurred and is continuing all dividends or other distributions, principal or interest payable in respect of the Pledged Quotas shall be paid to the Grantors.
     13. Certain Waivers by the Grantors. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Secured Obligations or any property subject thereto except as required by applicable law with respect to any Pledged Quotas.

     14. Pursuit of Rights and Remedies against the Grantors. When pursuing its rights and remedies hereunder against the Grantors, the Collateral Agent (directly or through any of its respective agents, successors or assignees) may, but shall be under no obligation (except as required by applicable law) to, pursue such rights and remedies as it may have against any third party or against any collateral security for or guaranty of the Secured Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent (directly or through any of its respective agents, successors or assignees) to pursue such other rights or remedies or to collect any payments from such third party or to realize upon any such collateral security or guaranty or to exercise any such right to setoff, or any release of such third party or of any such collateral security or guaranty or right of offset, shall not relieve the Grantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or resulting from applicable law, of the Secured Parties.
     15. Termination and Release. The security interests constituted by this Agreement shall be released and cancelled, and this Agreement terminated: (a) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Grantors, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties (directly or through any of their respective agents, successors or assignees) being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Grantors or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Brazilian law). Upon any Grantor’s request and at such Grantor’s expense, the Collateral Agent (on written instruction from the Applicable Representative) shall promptly execute and deliver to the Grantor all documents necessary to evidence such termination and release in accordance with this Section 15.
     16. Cumulative Remedies. The rights, powers and remedies of the Collateral Agent and the Secured Parties under this Agreement are cumulative and shall be in addition to all rights, powers and remedies available to the Collateral Agent and the Secured Parties pursuant to any other Loan Documents and at law, in equity or by statute and may be exercised successively or concurrently without impairing the rights of the Collateral Agent, and the Secured Parties hereunder.
     17. Waivers and Amendments. This Agreement and its provisions shall only be modified, amended, supplemented or waived with the written consent of the Grantors and the Collateral Agent.
     18. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction. The security interest created hereby shall, to the extent permitted by applicable law and subject to any Liens permitted by the Loan Documents, constitute a continuing first priority Lien on and perfected first priority security interest in the Pledged Quotas, in each case enforceable against the Grantors in accordance with its terms.
     19. Delegation. The Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself. Under the terms of Clause 21 below, in case of delegation, the delegates will be directly liable for their acts and omissions and the Collateral Agent will be held harmless by such delegate for any losses, claims, expenses and liabilities in connection thereto.
     20. Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Grantors shall, notwithstanding any release or discharge of all or any part of the security interest created hereby, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Grantors of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledged Quotas.
     21. No Liability. None of the Collateral Agent, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Pledged Quotas or (c) the taking possession or realisation of all or any part of the Pledged Quotas, except to the extent provided in the Principal Finance Documents. In case of a delegation of powers, authorities and discretions under the terms of Clause 19 above, the Collateral Agent is hereby expressly exempted of any liability arising out of the delegates’ acts or omissions, with respect to which the delegates shall be held directly liable.
     22. No Impairment of Other Security Interests. The security provided for in this Agreement shall be in addition to and shall be independent from every other security that the Secured Parties (collectively or individually) may at any time hold for any of the Secured Obligations.
     23. Complete Agreement; Successors and Assignees. This Agreement is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.
     24. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Brazil. The Grantors irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Agreement and the Grantors irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the waiver of the jurisdiction of any other court, however privileged it may be.
     25. No Duty on Collateral Agent’s Part. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Pledged Quotas and shall not impose any duty upon the Collateral Agent to exercise or on the Secured Parties to cause the Collateral Agent to exercise any such powers.
     26. Notices. All notices and other communications provided under this Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.
     27. Specific Performance. For the purposes hereof, the Collateral Agent, acting as representative of the Secured Parties, may seek the specific performance of the Secured Obligations, as provided in the Brazilian Civil Procedure Code.
     28. Intercreditor Arrangement’s Provision. This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
     29. Unlawful Financial Assistance. No obligations shall be included in the definition of Secured Obligations to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c Dutch Civil Code (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Secured Obligations”, would not constitute a violation of the Prohibition.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in four (4) counterparts of equal form and content for one sole purpose in the presence of the undersigned witnesses.
Closure Systems International B.V.

By: Guilherme Rodrigues Miranda Title: attorney-in-fact	/s/ Guilherme Rodrigues Miranda
Closure Systems International Holdings Inc

By: Guilherme Rodrigues Miranda Title: attorney-in-fact	/s/ Guilherme Rodrigues Miranda

Closure Systems International (Brazil) Ltda.

By: Guilherme Rodrigues Miranda Title: officer	/s/ Guilherme Rodrigues Miranda
The Bank of New York Mellon as Collateral Agent acting as agent of and for the benefit of the Secured Parties

By: Marcos Canecchio Ribeiro Title: attorney-in-fact	/s/ Marcos Canecchio Ribeiro

WITNESSES:

/s/ Maria Celna Missias de Cruz	/s/ ILLEGIBLE
Name: Maria Celna Missias de Cruz	Name: /s/ ILLEGIBLE
ID:	ID:

SCHEDULE A
I — Description of the Secured Obligations under the Loan Documents
A) All obligations owed to the Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, including (and without limitation):
(i)	a senior secured U.S. term loan facility in an aggregate principal amount not in excess of US$1,035,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(ii)	an European term loan facility in an aggregate principal amount of approximately €250,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(iii)	a senior secured U.S. revolving loan facility in an aggregate principal amount of approximately US$120,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions);

(iv)	and European revolving loan facility in an aggregate principal amount of approximately €80,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions); and

(v)	incremental loan facilities in a principal amount up to US$400,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility or such other as set out in the relevant Incremental Assumption Agreement, which date shall be earlier than the dates set forth above as applicable to the incremental loan facility (subject to prepayment and acceleration provisions).

B) all other obligations, advances, debts and liabilities owed to the Credit Agreement’s Secured Parties, including indemnities, fees and interest incurred under, arising out of or in connection with the Credit Agreement.
Definitions
For the purpose of this item “I” of this Schedule A all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement.

II — Description of the Obligations Under the Note Documents
All obligations owed to the Indenture Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Note Documents (as such term is defined in the Senior Secured Note Indenture), including (and without limitation):
(i)	the due and punctual payment of:
(a)	(A) US$1,125,000,000 aggregate principal amount on the notes due 2016 and interest at the rate of 7.75% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and (B) €450,000,000 aggregate principal amount of notes due 2016 and interest at the rate of 7.75% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(b)	all other monetary obligations of any Issuer to any of the Secured Parties under the Senior SecuredNote Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
(ii)	the due and punctual performance of all other obligations of the Issuers under or pursuant to the Senior Secured Note Documents; and

(iii)	the due and punctual payment and performance of all the obligations of each other obligor under or pursuant to the Senior Secured Note Documents.

SCHEDULE B
DESCRIPTION OF PLEDGED QUOTAS

		Corresponding	% of Total capital
Name of the Company whose		Amount of	stock of the
Quotas are pledged in favor of		the capital stock	Company (subject to
The Bank of New York Mellon	Number of Quotas	of the Company	rounding adjustments)
Closure Systems International B.V.	24,833,565	R$24,833,565.00	99.999996%
Closure Systems International HoldingsInc.	1	R$1.00	0.000004%